Exhibit 99.1

GI Dynamics Announces Change to Board of Directors

Boston, United States Sydney, Australia 30 March 2020 AEDT	BOSTON and SYDNEY — 30 March 2020 — GI Dynamics® Inc. (ASX:GID), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, announces today that Timothy Barberich resigned as a non-executive director of its Board of Directors (the Board) effective as of 30 March 2020. Mr. Barberich joined the Board in 2011.

“It has been a pleasure serving on the Board of GI Dynamics for these past 9 years,” said Barberich. “EndoBarrier shows great promise as a treatment option for type 2 diabetes, and GI Dynamics is positioned well for the future.”

“The Board is grateful for Tim’s years of service to the shareholders and patients of GI Dynamics and we wish him the best,” said Daniel Moore, chairman of the Board. “We welcome our newest director, Praveen Tyle as member of the Audit Committee and chairman of the Compensation Committee in Tim’s place.”

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com

On Mr. Barberich’s resignation, Praveen Tyle, Ph.D. has been appointed to the Board committee positions of compensation committee chairman and audit committee member, replacing each of Mr. Barberich’s positions.

This announcement has been authorized for release by Charles Carter, chief financial officer and company secretary of GI Dynamics.

About GI Dynamics

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com	GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically-delivered medical device for the treatment of type 2 diabetes and the reduction of obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. EndoBarrier is subject to an Investigational Device Exemption by the FDA in the United States and is entering concurrent pivotal trials in the United States and India.

Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit the Company website at www.gidynamics.com.

Boston, United States	Forward-Looking Statements
Sydney, Australia
30 March 2020 AEDT	This announcement may contain forward-looking statements. These statements are based on management’s current estimates and expectations of future events as of the date of the press release. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com	These risks and uncertainties include, but are not limited to, risks associated with COVID-19 related disruptions to the Company’s operations and financing strategy; the Company’s ability to continue to operate as a going concern; the Company’s, its critical vendors’, and key regulatory agencies’ ability to resume operational capabilities subsequent to the removal of COVID-19 pandemic restrictions; the Company’s ability to continue STEP-1 and I-STEP clinical trials as a result of COVID-19 restrictions; the Company’s ability to raise sufficient additional funds to continue operations; the Company’s ability to execute STEP-1 under the FDA’s Investigational Device Exemption; the Company’s ability to enlist additional clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; the Company’s ability to enroll patients in accordance with I-STEP; the Company’s ability to secure a CE Mark; the Company’s ability to maintain compliance with its obligations under its existing convertible note and warrant agreements executed with Crystal Amber, including its obligations to make payment on the convertible note that is due on 31 March 2020 and its ability to restructure the terms of the convertible note with Crystal Amber that is due on 31 March 2020 if the Company is unable to raise sufficient funds to enable it to fully repay such convertible note when due; obtaining and maintaining regulatory approvals required to market and sell the Company’s products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of the Company’s products; product pricing; timing of product launches; future financial results; and other factors, including those described in the Company’s filings with the SEC.

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com	Given these uncertainties, one should not place undue reliance on these forward-looking statements. The Company does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless it is required to do so by law.

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